NEWS RELEASE
March 24, 2008                                                                                      Contact: Peter D Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                             (301) 429-4638
Washington, DC

RADIO ONE INC. ANNOUNCES THE SALE OF KRBV IN LOS ANGELES, CALIFORNIA AND BOARD APPROVAL OF STOCK REPURCHASES

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today announced that it has entered into an Asset Purchase Agreement to sell KRBV – FM, its radio station in Los Angeles, California, to Bonneville International, the Salt Lake City based broadcast and communications company. The transaction price is approximately $137.5 million. The transaction is expected to close during the second quarter of 2008.

Alfred C. Liggins, III, Radio One’s CEO and President stated, “This is an attractive transaction for Radio One, as it frees-up capital and management resources which can be re-deployed to execute our long-term strategy. We expect to use the proceeds from this transaction to reduce our leverage, accelerate our internet strategy and re-commence a limited buy-back of our securities.” Rothschild Inc. acted as financial advisor to Radio One in connection with the transaction.

The Company also announced today that its Board of Directors has authorized a stock repurchase program for up to $150 million of Radio One's Class A and Class D common stock through December 31, 2009. The amount and timing of repurchases will be based on pricing, general economic and market conditions, certain restrictions contained in agreements governing Radio One's bank credit facilities and subordinated debt and certain other factors. The repurchase program does not obligate Radio One to repurchase any of its common stock and may be discontinued or suspended at any time.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners.  Pro forma for recently announced transactions, Radio One owns and/or operates 53 radio stations located in 16 urban markets in the United States.  Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Radio One does not undertake to update any forward-looking statements.
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